EXHIBIT 23(a)


INDEPENDENT AUDITORS CONSENT

We consent to the incorporation by reference in this Registration Statement of TXU Corp. on Form S-3 of our report dated February 14, 2003, (which includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142 as described in Note 2 of the Notes to the Financial Statements and the discontinuance of European operations as described in Note 3 of the Notes to the Financial Statements), appearing in the Annual Report on Form 10-K of TXU Corp. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Dallas, Texas
March 19, 2003